Energy & Engine Technology Corporation Announces Significant Sales Growth in Early 2005
March 08, 2005 12:23:00 PM ET

PLANO, Texas, March 8 /PRNewswire-FirstCall/ -- EENT (OTC Bulletin Board: EENT) announced today that due to the positive response of the marketplace to BMZ Generators Technology's participation in the Miami Boat Show in February 2005, EENT has reported over $88,000 in sales since January 1, 2005, with over $60,000 in sales since February 17, 2005, the first day of the Miami Boat Show. For 2005 year to date, this would indicate an approximate 37% increase in revenue for EENT over 2004 year to date.

The marine industry experiences an annual busy season in the first few months of the year, as evidenced by the fact that Anchor Manufacturing (http://www.coolyourboat.com ), which EENT is in the process of acquiring, is reporting sales of over $170,000 to date in 2005. On a combined basis, total sales for the two companies is approximately $280,000 year-to-date.

As previously reported, EENT is on target with its proposed closing date for the acquisition of Anchor Manufacturing and has begun implementing controls and mechanisms for the transition. During the recent Miami Boat Show, EENT and Anchor were able to cross-market Anchor's Marine Comfort Systems (air conditioning units) for boats and EENT's marine generators, which provide the power for the Marine Comfort Systems and other boat creature comforts.

Anchor's Independent Manufacturer's Reps within the U.S. have been notified of the BMZ generator set availability and have agreed to incorporate them into their sales efforts. The consensus among the reps is that packaging generators and air conditioners for boat builders is a natural fit and adds to the appeal and marketability of both products.

EENT (http://www.eent.net ), headquartered in Plano, Texas, develops and markets power generation products for the long haul trucking industry and for marine, military and stand alone applications through its BMZ Generators Technology subsidiary.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.